Exhibit 99.1

RiceBran Technologies Inc. Reports 2019 Year End Financial Results

THE WOODLANDS, Texas, March 24, 2020 /PRNewswire/ — RiceBran Technologies (RIBT) (also the “Company” or “RBT”), a global leader in the production and marketing of value-added products derived from rice bran and a producer of rice, rice co-products, and barley and oat products, announced today the Company’s financial results for the quarter and year ended December 31, 2019.

“As a manufacturer of non-perishable foods, RiceBran Technologies is focused on maximizing production to do our part in keeping the U.S. supply chain for food functioning in these trying times related to COVID-19,” said Brent Rystrom, President and Chief Executive Officer.  “As a participant in what the Department of Homeland Security terms the ‘critical infrastructure industry’ of Food & Agriculture, all of our employees are focused on keeping our facilities operating and producing.”

“In 2019, RiceBran Technologies devoted significant time, effort and resources to making investments and improvements, particularly in debottlenecking Golden Ridge and through the acquisition and integration of MGI Grain,” Mr. Rystrom continued “As a result of these strategic actions, we believe we are well-positioned to drive stronger results in 2020. We are already seeing rapidly accelerating growth at Golden Ridge where revenues increased nearly 90% sequentially in the fourth quarter with additional sequential growth of near 70% expected in first quarter of 2020.  Additionally, with the mill now running at much higher levels, we can ramp up our bran production and start shipping large volumes of stabilized rice bran from Golden Ridge in the second quarter of this year that will meaningfully impact sales and EBITDA.  As a result of this and progress at MGI Grain and our traditional SRB businesses, we are excited for our opportunity to drive substantial sales and EBITDA growth in 2020 and beyond for RiceBran Technologies.”

2019 Key Accomplishments:

•
Completing the debottlenecking of our Golden Ridge Rice Mill facility provides RBT with an efficient and modern mill in the dominant rice producing state, affording us a meaningful, scalable, and integrated source of stabilized rice bran at a significantly lower cost than our legacy operations.

•
Acquiring, integrating, and growing sales and customers for MGI Grain, a specialty producer of oats, barley, and other small grains, additionally provides RBT with an expanded product line of items desired and purchased by the customers of our rice milling operations.

•
Completing the upgrade of our Riverside, CA facility has resulted in RBT now having a state-of-the-art grinding and packaging facility, enabling us to better supply our premium human and animal grade customers with an expanded product offering and greater packaging choices.

•
The successful completion of an $8.0 million equity offering in December 2019, coupled with the $7.0 million senior lending facility finalized in October 2019, provides the Company with the capital resources to fund both operations and selective capital investments through 2020.

2019 Business Highlights:

•
Revenues of $23.7 million reflected an increase of 61% from $14.8 million in 2018. Year-over-year growth was driven by a full year of revenue from Golden Ridge, acquired in November 2018, together with three quarters of revenue from MGI Grain, acquired in early April 2019. Revenue for the Company’s stabilized rice bran business grew modestly, with annual growth impacted by lower than expected results in the fourth quarter.

•
Our gross profit margin fell to a negative 4% in 2019, down from a positive 20% in 2018. The year-over-year decline in profitability was largely due to losses from Golden Ridge. Gross profit margins from our stabilized rice bran operations also fell modestly in 2019 due to a shift in mix away from our higher margin products. This dynamic was stronger in the second half of the year.

•
SG&A expenses increased to $13.7 million from $11.2 million, due to an expansion of sales, operational, and executive staff, increased expenses for outside consulting services associated with audit, accounting, and legal expenses for a variety of matters including the purchase of MGI Grain.

•
Losses from operations were $(13.7) million compared to losses of $(8.1) million in 2018. Adjusted EBITDA (non-GAAP) losses, which excludes share-based compensation and acquisition related expenses, were $(10.8) million versus adjusted EBITDA (non-GAAP) losses of $(6.4) million in 2018. Cash and cash equivalents of $8.4 million increased from $7.2 million last year, while short-term borrowing was $1.9 million, compared to $30,000 in the prior year.

•
There were two sequential improvements in the fourth quarter of 2019’s results which included a near doubling of revenue from Golden Ridge from third quarter levels, the reduction in EBITDA and adjusted EBITDA (non-GAAP) losses due to stronger operations, and the initial impact of our targeted efforts to reduce costs and maximize efficiencies at all levels of operations.

2020 Guidance Updates:

“We completed several initiatives in 2019 to improve financial performance in 2020,” said Todd Mitchell, Chief Financial Officer. “Most notable were the investments we made to reposition our largest facilities to enhance growth, securing a flexible source of working capital funding, and completing a secondary offering in December. We plan to improve profitability in 2020 by leveraging lower costs of raw materials, more efficient labor management, and a significant reduction in SG&A. As a result of these initiatives and broader management strategies, we believe the Company is well-positioned to grow the business, improve profitability, and build value for stockholders in 2020 and throughout the years to come.”

“As a critical producer of non-perishable food, RBT serves an important role in the supply chain and expects to remain fully operational during the COVID-19 crisis. If we are able to maintain operations as planned, we expect annual revenue in 2020 of approximately $37 to $40 million, reducing quarterly EBITDA losses sequentially from fourth quarter 2019 levels and transitioning to positive EBITDA in the second half of the year. We expect over 50% of total revenue to be attributable to our Golden Ridge operations, and we look for sequential gains in revenue to continue throughout the year. We anticipate total SG&A for the year of less than $10 million, with approximately $2.2 to $2.4 million in depreciation and amortization and $1.1 million in non-cash compensation.”

Conference Call Information

RiceBran Technologies will host a conference call today, Tuesday, March 24, at 4:30 p.m. Eastern Time to discuss these results. The conference call information is as follows:
•	Direct Dial-in number for US/Canada: (201) 493-6780

•	Toll Free Dial-in number for US/Canada: (877) 407-3982

•	Dial-In number for international callers: (201) 493-6780

•	Participants will ask for the RiceBran Technologies 2010 Year End Financial Results Call

This call is being webcast by ViaVid and can be accessed at http://public.viavid.com/index.php?id=138625.

The call will also be available for replay by accessing http://public.viavid.com/index.php?id=138625.

Forward-Looking Statements

This release contains forward-looking statements, including, but not limited to, statements about RiceBran Technologies’ expectations regarding its planned expansion of its rice milling operations, the integration of MGI Grain, the sufficiency of its cash position to pursue its plans through 2020, the rice production volumes in California, Louisiana and Arkansas, the price of rice bran, the rice milling volumes in the Delta region and the impact of these volumes on its financial performance, and its business plans, future growth, revenue and adjusted EBITDA. These statements are made based upon current expectations that are subject to known and unknown risks and uncertainties, including the risks that RBT operations are disrupted by the Covid-19 pandemic. RiceBran Technologies does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in RiceBran Technologies’ filings with the Securities and Exchange Commission, including its most recent periodic reports.

Use of Non-GAAP Financial Information

We utilize “Adjusted EBITDA” as a supplemental measure in our ongoing analysis of short term and long-term cash requirement and liquidity needs. Management uses Adjusted EBITDA as an indicator of our current financial performance. By eliminating the impact of all material non-cash charges as well as items that do not regularly occur, we believe that Adjusted EBITDA provides a more accurate and informative indicator of our cash requirements. Adjusted EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles (“GAAP”), is not a measure derived in accordance with GAAP and should not be considered as an alternative to net income (the most comparable GAAP financial measure to EBITDA).

The table below contains a reconciliation of net income (GAAP) and Adjusted EBITDA (Non-GAAP) for the three and twelve months ended December 31, 2019 and December 31, 2018.  We do not provide a reconciliation of forward-looking net income (GAAP) to Adjusted EBITDA (Non-GAAP).  Due to the nature of certain reconciling items, it is not possible to predict with any reliability what future outcomes may be with regard to the expense or income that may ultimately be recognized in future periods.  Any forward-looking Adjusted EBITDA information that we may provide from time to time consistently excludes the same items from projected net income that are excluded from actual net income in the table below.

Investor Contact

Richard Galterio, Ascendant Partners, LLC, (732) 410-9810, rich@ascendantpartnersllc.com

RiceBran Technologies Inc.
Consolidated Income Statement (GAAP)
(in $000, except per share amounts)

	3 Months Ending			12 Months Ending
	12/31/19	12/31/18	% Chg.	12/31/19	12/31/18	% Chg.

Revenue	$5,831	$4,849	20%	$23,713	$14,762	61%
Cost of Goods Sold	$(6,432)	$(4,238)	52%	$(24,574)	$(11,780)	109%
Gross (Loss) Profit	$(601)	$611	NM	$(861)	$2,982	NM
Gross Margin	(10%)	13%		(4%)	20%

Sales, General & Admin.	$(3,098)	$(3,092)	0%	$(13,696)	$(11,194)	22%
Operating (Loss)	$(3,699)	$(2,481)	49%	$(14,557)	$(8,212)	77%

Interest Income (Expense)	$(48)	$(7)	580%	$(46)	$(12)	282%
Other Income (Expense)	$7	$132	(94%)	$868	$168	417%
Loss Before Income Taxes	$(3,739)	$(2,356)	59%	$(13,735)	$(8,056)	70%

Taxes	-	-	NM	-	$(45)	NM
Net Loss - Cont. Ops.	$(3,739)	$(2,356)	59%	$(13,735)	$(8,101)	70%

Disc. Ops.	-	-	NM	$(216)	-	NM
Net Loss	$(3,739)	$(2,356)	59%	$(13,951)	$(8,101)	72%

Basic & Diluted Loss per Share:
Cont. Ops.	$(0.11)	$(0.09)	25%	$(0.42)	$(0.37)	16%
Disc. Ops.	$(0.11)	$(0.09)	25%	$(0.43)	$(0.37)	18%

Weighted Average Shares	33,940,976	26,718,299	27%	32,359,316	22,099,149	46%
Outstanding (Basic & Diluted)

RiceBran Technologies Inc.
EBITDA and Adjusted EBITDA Reconciliation (non-GAAP)
(in $000)

	3 Months Ending			12 Months Ending
	12/31/19	12/31/18	% Chg.	12/31/19	12/31/18	% Chg.

Net Loss	$(3,739)	$(2,356)	59%	$(13,735)	$(8,101)	70%
Interest Expense (income)	$48	$7	580%	$46	$12	282%
Depreciation and Amortization	$559	$229	144%	$1,930	$818	136%
EBITDA	$(3,132)	$(2,120)	48%	$(11,759)	$(7,271)	62%

Other Income (Expense)	$(7)	$(132)	(94%)	$(868)	$(168)	417%
Share Based Comp	$435	$236	84%	$1,360	$886	53%
Acquisition Related	-	$132	(100%)	$508	$132	285%
Adjusted EBITDA	$(2,705)	$(1,884)	44%	$(10,759)	$(6,421)	68%

RiceBran Technologies Inc.
Consolidated Balance Sheet
(in $000, except per share amounts)

	Period Ending
	12/31/19	12/31/18
Assets

Cash and Cash Equivalents	$8,444	$7,269
Accounts Receivable	$3,738	$2,529
Other Receivables (GRR)	-	$1,147
Inventory	$898	$958
Other Current Assets	$691	$610
Total Current Assets	$13,771	$12,513

PP&E, Net	$19,077	$15,010
Operating Lease right-of-use assets	$2,752	-
Goodwill & Intangibles	$4,865	$3,178
Other Long-term Assets	$27	$16
Total Assets	$40,492	$30,717

Liabilities and Shareholders' Equity

Accounts Payable	$833	$1,583
Commodities Payable	$829	$2,735
Accruals & Prepayments	$1,889	$1,598
Other Payables (GRR & HN)	-	$868
Leases, Current	$410	$45
Debt, Current	$1,851	$32
Total Current Liabilities	$5,812	$6,861

Leases, Not Current	$2,674	$86
Debt, Not Current	$263	$59
Total Liabilities	$8,749	$7,006

Preferred Stock	$112	$201
Common Stock	$318,811	$296,739
Accumulated Deficit	$(287,180)	$(273,229)
Total Shareholders’ Equity	$31,743	$23,711

Total Liabilities and Shareholders’ Equity	$40,492	$30,717

RiceBran Technologies Inc.
Consolidated Statement of Cash Flows
(in $000, except per share amounts)

	12 Months Ending
	12/31/19	12/31/18
Cash Flow from Operations
Net Loss - Cont. Ops.	$(13,735)	$(8,101)
Adjustments to reconcile net losses to net cash used in operating activities:
Depreciation	$1,899	$726
Amortization	$31	$47
Share Based Comp	$1,360	$886
Settlement with Sellers of Golden Ridge	$(849)	-
Provision for Bad Debt	$472	-
Other	$13	$(14)
Changes in operating assets and liabilities (net of acquisitions)
Accounts Receivable	$(1,102)	$331
Inventories	$332	$(138)
Accounts Payable	$(296)	$935
Commodities Payable	$(1,340)	$176
Other	$(235)	$(89)
Net Cash Flow from Operations	$(13,450)	$(5,241)

Cash Flow from Investing
Acquisitions	$(3,777)	$(1,862)
Plant, Property & Equipment	$(4,219)	$(3,248)
Disbursement of Notes Receivable	-	$(475)
Net Cash Flow from Investing - Cont. Ops.	$(7,996)	$(5,585)
Net Cash Flow from Investing - Disc. Ops.	$(475)	-

Cash Flow from Financing
Proceeds from Stock Issuance	$19,422	-
Proceeds from Warrants Exercised	$2,072	$11,106
Proceeds from Options Exercised	$156	-
Net Change in Debt	$1,446	$11
Net Cash Flow from Financing	$23,096	$11,117

Net Change in Cash	$1,175	$291

BOP Cash Balance	$7,269	$6,978
Net Change in Cash	$1,175	$291
EOP Cash Balance	$8,444	$7,269